UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

AEMETIS, INC.
(Name of Registrant as Specified In Its Charter)

________________________________________________________

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2022

April 5, 2022

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Aemetis, Inc. (the “Company,” “we” or “our”), which will be held at the offices of Shearman & Sterling LLP, 1460 El Camino Real, Floor 2, Menlo Park, California 94025, on Thursday, May 26, 2022 at 1:00 p.m. (Pacific Time).

We discuss the matters to be acted upon at the meeting in more detail in the attached Notice of Annual Meeting and Proxy Statement. There are three specific items for which you are being asked to vote:

-	To elect Eric A. McAfee and Francis P. Barton, as Class I Directors, to hold office for a three-year term, until their successors are duly elected and qualified;

-	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

-	To hold a non-binding advisory vote to approve our executive compensation, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission (the “SEC”).

We hope that you can attend the Annual Meeting. You may be requested to present valid, government-issued photo identification to gain admission to the Annual Meeting. Whether or not you plan to attend, you can be sure that your shares are represented at the meeting by promptly voting by one of the methods provided. Any stockholder of record attending the Annual Meeting may vote in person, even if that stockholder has returned a proxy or voted by telephone or the Internet. Your vote is important, whether you own a few shares or many.

If you have questions concerning the Annual Meeting or your stock ownership, please call our Corporate Secretary, Todd Waltz, at (408) 213-0925. Thank you for your continued support of Aemetis, Inc.

Very truly yours,

/s/ Eric A. McAfee
Eric A. McAfee
Chief Executive Officer

This document is dated April 5, 2022 and is being first mailed to stockholders of Aemetis, Inc. on or about April 6, 2022.

20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014

Tel.: (408) 213-0940 Fax: (408) 252-8044

www.aemetis.com

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NOTICE OF ANNUAL MEETING

 OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2022

April 5, 2022

To the Stockholders of

AEMETIS, INC.:

NOTICE IS HEREBY given that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Aemetis, Inc. (the “Company” or “Aemetis”) will be held at the offices of Shearman & Sterling LLP, 1460 El Camino Real, Floor 2, Menlo Park, California 94025 on Thursday, May 26, 2022 at 1:00 p.m. (Pacific Time) for the following purposes:

1)	To elect Eric A. McAfee and Francis P. Barton, as Class I Directors, to hold office for a three-year term, until their successors are duly elected and qualified;

2)	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

3)

To hold a non-binding advisory vote to approve our executive compensation, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission (the “SEC”); and

4)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors of the Company (the “Board of Directors”) has fixed the close of business on March 28, 2022, the record date, for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof. A complete list of such stockholders will be available at the Company’s executive offices at 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014, for ten days before the Annual Meeting.

Our Board of Directors recommends that you vote:

“FOR” the individuals nominated for election to the Board of Directors;

“FOR” ratification of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

We are pleased to take advantage of the SEC rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”). The Internet Availability Notice contains instructions on how to access those documents over the Internet. The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2021 Annual Report and a form of proxy card or voting instruction card, as applicable. We believe that this process will reduce the costs of printing and distributing our proxy materials and provide other benefits.

You are encouraged to vote by following the instructions included in this proxy statement or by following the instructions detailed in the Internet Availability Notice, as applicable. If you are able to attend the Annual Meeting and wish to vote in person, you may do so whether or not you have returned your proxy or voted by telephone or the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Todd Waltz
Todd Waltz
Corporate Secretary

YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

AEMETIS, INC.

20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014

Tel.: (408) 213-0940 Fax: (408) 252-8044

www.aemetis.com

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PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2022

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PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 26, 2022

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Thursday, May 26. 2022, or at any adjournment of the Annual Meeting, for the purposes set forth herein and in the foregoing Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of Shearman & Sterling LLP, 1460 El Camino Real, 2nd Floor, Menlo Park, California 94025 on Thursday, May 26, 2022 at 1:00 p.m. (Pacific Time). The 2021 Annual Report is also available from the Company, without charge, upon request made in writing to the Company’s Corporate Secretary at our executive offices at 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014, or online at www.aemetis.com. Your attention is directed to the financial statements and Management’s Discussion and Analysis in such 2021 Annual Report, which provides additional important information concerning the Company. This Proxy Statement, the related proxy card and the 2021 Annual Report are being first mailed to stockholders of Aemetis, Inc. on or about April 6, 2022.

In accordance with the rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials by providing access to such documents on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) has been mailed to our stockholders. Stockholders that received the Internet Availability Notice have the ability to access the proxy materials, including this proxy statement, our 2021 Annual Report and a form of proxy card or voting instruction card, as applicable, on a website referred to in the Internet Availability Notice or to request that a printed set of the proxy materials be sent to them, by following the instructions in the Internet Availability Notice.

The Internet Availability Notice also provides instructions on how to inform us to send future proxy materials to you by mail. Your election to receive proxy materials by mail will remain in effect until you terminate it.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders’ Meeting to Be Held on Thursday, May 26, 2022

The Notice of Annual Meeting of Stockholders, proxy statement and 2021 Annual Report are available at www.iproxydirect.com/AMTX free of charge.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	To vote on the following proposals:

•	To elect Eric A. McAfee and Francis P. Barton, as Class I Directors to hold office for a three-year term, until their successors are duly elected and qualified;

•	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

•	To hold a non-binding advisory vote to approve our executive compensation, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

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Q:	What are the Board of Directors’ recommendations?

A:	The Board recommends a vote:

•	“FOR” the individuals nominated for election to the Board of Directors;

•	“FOR” ratification of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and

•	“FOR” or “AGAINST” other matters that properly come before the Annual Meeting, as the proxy holders deem advisable.

Q:	Why did I receive an Internet Availability Notice instead of a full set of the proxy materials?

A:

We are pleased to take advantage of the SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to our stockholders the Internet Availability Notice regarding the Internet availability of the proxy materials for this year’s Annual Meeting. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail on an ongoing basis by submitting a request to our Corporate Secretary by telephone at (408) 213-0925, by email at twaltz@aemetis.com, or by writing to: Aemetis, Inc., 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014, Attn.: Corporate Secretary. A stockholder’s election to receive proxy materials by mail will remain in effect until the stockholder terminates it.

Q:	Can I vote my shares by filling out and returning the Internet Availability Notice?

A:	No. The Internet Availability Notice does, however, provide instructions on how to vote your shares.

Q:	Who is entitled to vote at the meeting?

A:

Stockholders Entitled to Vote. Stockholders who our records show owned shares of Aemetis, Inc. as of the close of business on March 28, 2022 (the “Record Date”) may vote at the Annual Meeting. On the Record Date, we had a total of 34,111,508 shares of common stock issued and outstanding, which were held of record by 177 stockholders. The stock transfer books will not be closed between the Record Date and the date of the Annual Meeting. As of the Record Date, we had 1,270,061 shares of Series B Preferred Stock, or preferred stock, outstanding, which were held of record by 36 stockholders. Each share of Aemetis, Inc. common stock is entitled to one vote, and each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the Record Date. As of the Record Date, holders of preferred stock are entitled to an aggregate of 127,007 votes (shares of preferred stock outstanding divided by 10 to reflect the reverse stock split) at the Annual Meeting, or one vote for every ten shares of preferred stock.

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Q:	What is the difference between registered stockholders and street name stockholders?
A:

Registered Stockholders. If your shares are registered directly in your name with the Company’s transfer agent, you are considered, with respect to those shares, the stockholder of record, and the Internet Availability Notice is being sent to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote by telephone or the Internet as instructed in the Internet Availability Notice or in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered, with respect to those shares, the beneficial owner of shares held in street name. The Internet Availability Notice is being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the record holder. As the beneficial owner, you have the right to direct your broker or nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the record holder, you may not vote these shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. Your broker or nominee will provide a voting instruction card for you to use.

Q:	Can I attend the meeting in person?

A:

You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of March 28, 2022. You may be requested to present valid, government-issued photo identification, such as a driver’s license or passport, to gain admission to the Annual Meeting.

Q:	How can I vote my shares?

A:	Registered Stockholders. Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. Complete, sign and date the proxy card and return it in the prepaid envelope provided.
•	By Fax. Complete, sign and date the proxy card and fax to 202-521-3464.
•	By Internet. Go to https://www.iproxydirect.com/AMTX and follow the instructions.
•	By Telephone. Call 1-866-752-VOTE (8683) and follow the instructions.

Please note that voting facilities for registered stockholders will close at 11:59 P.M. (Eastern Time) on Wednesday, May 25, 2022.

Street Name Stockholders. If your shares are held by a broker, bank or other nominee, you must follow the instructions on the form you receive from your broker, bank or other nominee in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

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Based on the instructions provided by the broker, bank or other holder of record of their shares, street name stockholders may generally vote by one of the following methods:

•	By Mail. You may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope.
•

By Methods Listed on the Voting Instruction Card. Please refer to your voting instruction card or other information forwarded by your bank, broker or other holder of record to determine whether you may vote by Internet, telephone, mail or fax, and follow the instructions on the voting instruction card or other information provided by the record holder.

•

In Person with a Legal Proxy from the Record Holder. A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her bank or brokerage firm. Please consult the voting instruction card sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Q:	If I sign a proxy, how will it be voted?

A:

When proxies are properly delivered, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the above recommendations of our Board of Directors. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote?”

Q:	What should I do if I get more than one set of voting materials?

A:

Stockholders may receive more than one set of voting materials, including multiple Internet Availability Notices, or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive a separate voting instruction card for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one Internet Availability Notice. You should vote in accordance with the instructions in each Internet Availability Notice and voting instruction card you receive relating to our Annual Meeting to ensure that all of your shares are voted.

Q:	Can I change my vote?

A:

Registered Stockholders. You may change your vote at any time prior to the vote at the Annual Meeting. To revoke your proxy instructions and change your vote if you are a holder of record, you must (i) attend the Annual Meeting and vote your shares in person, (ii) advise Todd Waltz, the Company’s Corporate Secretary, at our principal executive office in writing before the proxy holders vote your shares, or (iii) deliver later dated proxy instructions in one of the manners authorized and described in this proxy statement (such as via the Internet or by telephone).

Street Name Stockholders. If you hold your shares through a broker, bank or other nominee, please follow the instructions provided by your broker, bank or other nominee as to how you may change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the Annual Meeting.

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Q:	What happens if I decide to attend the Annual Meeting, but I have already voted or submitted a proxy covering my shares?

A:

You may attend the meeting and vote in person even if you have already voted or submitted a proxy.  Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.  If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

Q:	What is the voting requirement to approve each of the proposals?

A:	•	Proposal No. 1: Directors are elected by a plurality vote. The nominee for director who receives the most votes cast in his/her favor will be elected to serve as director.
	•	Proposal No. 2: Must be approved by the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting.
	•	Proposal No. 3: Must be approved by the affirmative vote of a majority of the outstanding voting power of the Company.

Q:	What are “broker non-votes?”

A:

A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has not received instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At our Annual Meeting, the Company believes that only Proposal No. 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine item. This means that brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. Brokers who have not been furnished voting instructions from their clients will not be authorized to vote in their discretion on the “non-routine” matter found in Proposal No. 1 and Proposal No. 3. Accordingly, for beneficial stockholders, if you do not give your broker specific instructions, your shares may not be voted on such proposal.

Q:	How are abstentions and broker non-votes counted?

A:

Abstentions and broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting and will be counted for purposes of determining whether proposals requiring approval by the affirmative vote of a majority of the shares entitled to vote thereon or the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting. Thus, an abstention or broker non-vote will have no effect on Proposal No. 1 and an abstention will be counted as a vote “AGAINST” Proposal No. 2 and Proposal No. 3.

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Q:	What constitutes a quorum?

A:

For purposes of our Annual Meeting, a “quorum” is the presence, in person or by proxy, of a majority of the outstanding voting power of the Company, which includes shares of common stock and preferred stock (with the preferred stock being counted on an as-converted-to-common stock basis), represented in person or by proxy at the meeting. If you have returned valid proxy instructions or attend the Annual Meeting in person, your stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting. All shares of Aemetis common stock and preferred stock (with the preferred stock being counted on an as converted to common stock basis) represented at the Annual Meeting, including broker non-votes and abstentions, will be counted for purposes of determining the presence of a quorum. There must be a quorum for our Annual Meeting to be held.

Q:	How are votes counted?

A:

Aemetis will designate Issuer Direct as the Inspector of Election who will tabulate the votes. The Inspector of Election will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes.

Q:	Who is making this solicitation?

A:	This proxy is being solicited on behalf of the Board of Directors of Aemetis.

Q:	Who pays for the proxy solicitation process?

A:

Aemetis will pay the cost of preparing, assembling, printing, mailing, distributing and making available these proxy materials and soliciting votes. We do not plan to retain a proxy solicitor to assist with the solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding or making available proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person, by phone or by other electronic means. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

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Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:

You may present proposals for action at a future meeting only if you comply with the requirements of the proxy rules established by the SEC. In order for a stockholder proposal to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2023 Annual Meeting of Stockholders under Rule 14a-8 adopted under Section 14(a) of Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), the proposal must be received by us no later than 5:00 p.m. (Pacific Time) on the 90th day, and not earlier than on the 120th day, prior to the first anniversary of the mailing of the notice for the preceding year’s annual meeting. Accordingly, stockholder proposals intended to be presented in our proxy materials for the 2023 Annual Meeting must be received by Todd Waltz, the Company’s Corporate Secretary, on or after December 7, 2022, and prior to 5:00 p.m. (Pacific Time) on January 6, 2023 and must satisfy the requirements of the proxy rules promulgated by the SEC. If our 2023 Annual Meeting of Stockholders is not held within 30 days of May 26, 2023, we will publicly announce a different submission deadline from that set forth above, in compliance with SEC rules. The public announcement of an adjournment or postponement of our 2023 Annual Meeting of Stockholders will not trigger a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this proxy statement.

In accordance with our Bylaws, in order to be properly brought before our 2023 Annual Meeting, regardless of inclusion in our proxy statement, notice of a matter a stockholder wishes to present, including any director nominations, must be delivered to the Company at the physical address provided below, not earlier than fifty (50) days nor more than eighty (80) days in advance of the scheduled date of the annual meeting of stockholders, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that, if fewer than sixty (60) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or mailed and received not later than the close of business on the tenth (10th) day following the earlier of (a) the day on which such notice of the date of the meeting was mailed or (b) the day on which such public disclosure was made. The stockholder must also provide all of the information required by our Bylaws.

Q:	How do I obtain a separate set of proxy materials or request a single set for my household?

A:

If you share an address with another stockholder, have the same last name, and do not participate in electronic delivery of proxy materials, you will receive only one set of proxy materials (including our 2021 Annual Report and proxy statement). If you wish to receive a separate proxy statement at this time, please request the additional copy by contacting our transfer agent, Equiniti. The EQ Customer Care Center may be reached at (866) 877-6270.

You may also request to receive a separate 2021 Annual Report and a separate proxy statement by contacting our Corporate Secretary by telephone at (408) 213-0940, by email at twaltz@aemetis.com, or by writing to: Aemetis, Inc., 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014, Attn.: Corporate Secretary.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:	You may contact our transfer agent, Equiniti, if you have lost your stock certificate or need to change your mailing address. The EQ Customer Care Center may be reached at (866) 877-6270.

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BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors is presently composed of six (6) members: Eric A. McAfee, Francis Barton, Lydia I. Beebe, John Block, Naomi L. Boness and Timothy A. Simon. Mr. McAfee serves as Chairman of the Board of Directors. There are no family relationships between any director and executive officer.

The Board of Directors held nine (9) meetings during fiscal year 2021. Each director attended over 75% of the meetings of our Board of Directors and of the committees on which each director served, as applicable, during fiscal year 2021 and was eligible to attend. The Board encourages the directors to attend the annual meetings of stockholders.

BOARD INDEPENDENCE

The Board of Directors has determined that all of its current directors except Eric A. McAfee, who currently serves as Aemetis’ Chief Executive Officer, are independent directors within the meaning set forth in the applicable rules and regulations of the SEC and The NASDAQ Stock Market LLC, as currently in effect.

BOARD LEADERSHIP STRUCTURE AND BOARD’S ROLE IN RISK OVERSIGHT

Our Board retains flexibility to select its Chairman of the Board and Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman of the Board and the Chief Executive Officer may be filled by one individual or two. The Board currently believes that having Mr. McAfee serve as both Chief Executive Officer and Chairman of the Board is in the best interests of the stockholders given Mr. McAfee’s extensive knowledge of, years of service to, and experience with, the Company. The Board has designated Francis Barton as Lead Independent Director, to preside over the Board’s Executive Sessions and fulfill other duties.

Both the full Board and its committees oversee the various risks faced by the Company. Management is responsible for the day-to-day management of the Company’s risks and provides periodic reports to the Board and its committees relating to those risks and risk-mitigation efforts.

Board oversight of risk is conducted primarily through the standing committees of the Board, the members of which are independent directors, with the Audit Committee taking a lead role on oversight of financial risks and in interfacing with management on significant risks or exposures and assessing the steps management has taken to minimize such risks. The Audit Committee is also charged with, among other tasks, oversight of management on the Company’s guidelines and policies with respect to risk monitoring, assessment and management. Members of the Company’s management periodically report to the Audit Committee regarding risks overseen by the Audit Committee, including quarterly reports with respect to the Company’s internal controls over financial reporting.

Set forth below is information regarding our directors as of April 1, 2022, the class under which each director serves and, assuming the reelection of the director nominees at the Annual Meeting, the expiration of the term of such director:

Name	Age	Position	Director Since	Classification (Term Expiration)
Eric A. McAfee	59	Chief Executive Officer, Chairman of the Board and Nominee	2006	Class I (2025)*
Francis P. Barton	75	Director and Nominee	2012	Class I (2025)*
Lydia I. Beebe	69	Director	2016	Class III (2023)
John R. Block	87	Director	2008	Class III (2023)
Naomi L. Boness	45	Director	2020	Class II (2024)
Timothy Simon	66	Director	2021	Class II (2024)

* Term expiration assuming reelection.

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Eric A. McAfee co-founded the Company in 2005 and has served as its Chairman of the Board since February 2006. Mr. McAfee was appointed Chief Executive Officer of the Company in February 2007. Mr. McAfee has been an entrepreneur, merchant banker, venture capitalist and farmer/dairyman for more than 20 years. Since 1995, Mr. McAfee has been the Chairman of McAfee Capital and since 1998 has been a principal of Berg McAfee Companies, an investment company. Since 2000, Mr. McAfee has been a principal of Cagan McAfee Capital Partners through which Mr. McAfee has founded or acquired twelve energy and technology companies. In 2003, Mr. McAfee co-founded Pacific Ethanol, Inc. (NASDAQ: PEIX), a West Coast ethanol producer and marketer. Mr. McAfee received a B.S. in Management from Fresno State University in 1986 and served as Entrepreneur in Residence of The Wharton Business School MBA Program in 2007. Mr. McAfee is a graduate of the Harvard Business School Private Equity and Venture Capital Program and is a 1993 graduate of the Stanford Graduate School of Business Executive Program. Mr. McAfee’s industry experience and leadership skills qualify him for the position.

Francis Barton was appointed to the Company’s Board in August 2012. From 2008 to present, Mr. Barton served as Chief Executive Officer in the consulting firm Barton Business Consulting LLC. Prior to this, Mr. Barton served as the Executive Vice President and Chief Financial Officer of UTStarcom, Inc. from 2005 through 2008 and as a director from 2006 through 2008. From 2003 to 2005, Mr. Barton was Executive Vice President and Chief Financial Officer of Atmel Corporation. From 2001 to 2003, Mr. Barton was Executive Vice President and Chief Financial Officer of Broadvision Inc. From 1998 to 2001, Mr. Barton was Senior Vice President and Chief Financial Officer of Advanced Micro Devices, Inc. From 1996 to 1998, Mr. Barton was Vice President and Chief Financial Officer of Amdahl Corporation. From 1974 to 1996, Mr. Barton worked at Digital Equipment Corporation, beginning his career as a financial analyst and moving his way up through various financial roles to Vice President and Chief Financial Officer of Digital Equipment Corporation’s Personal Computer Division. Mr. Barton holds a B.S. in Interdisciplinary Studies with a concentration in Chemical Engineering from Worcester Polytechnic Institute and an M.B.A. with a focus in finance from Northeastern University. Mr. Barton served on the board of directors of ON Semiconductor from 2008 to 2011. Mr. Barton has served on the board of directors of SoSo Cards since January 2013. He is also serving on the board of directors of Inventergy since January 2014, and is the Chairman of its Audit Committee, and a member of its Compensation, Governance and Nominating Committee. Mr. Barton served on the board of directors of Etubics, Inc. from 2014 to 2016, and was chair of its Audit Committee and a member of its Compensation, Governance and Nominating Committee.

Mr. Barton serves as the Chairman of the Audit Committee and as a member of the Governance, Compensation and Nominating Committee of the Company. His executive experience as well as his extensive financial background qualify him for the position.

Lydia I. Beebe was appointed to the Company’s Board of Directors in November 2016. Ms. Beebe is Principal of the corporate governance consulting business, LIBB Advisors. She was Senior of Counsel for Wilson Sonsini Goodrich and Rosati from 2015 until 2017. Prior to this, Ms. Beebe served as Chief Governance Officer and Corporate Secretary of one of the world’s leading energy companies, Chevron Corporation (“Chevron”) from 2007 to 2015. Ms. Beebe began her career as an attorney for Chevron in 1977.  In 1995, Ms. Beebe was promoted to Corporate Secretary and an Officer of the company, the first female corporate officer in Chevron’s 127-year history. In 2007 when she also became the Chief Governance Officer until she retired in 2015. Ms. Beebe holds a B. S. in journalism from University of Kansas, a J.D. from the University of Kansas, as well as a M.B.A. from Golden Gate University. Ms. Beebe previously served on the boards of directors of HCC Insurance Holdings, Inc. (NYSE: HCC), the Council of Institutional Investors, Presidio Trust, University of Delaware’s Weinberg Center for Corporate Governance and California Fair Employment & Housing Commission. She currently serves on the boards of Stanford University’s Rock Center for Corporate Governance, Kansas City Southern (NYSE: KSU), EQT Corp. (NYSE:EQT) and Paxon Energy & Infrastructure.

Ms. Beebe serves as the Company’s Chairman of the Governance, Compensation and Nominating Committee and as a member of the Audit Committee. Her extensive experience in the energy business and her expertise in corporate governance qualify her for the position.

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John R. Block has served as a member of the Company’s Board of Directors since October 2008. From 1981 to 1986, Mr. Block served as United States Secretary of Agriculture under President Ronald Reagan. He is currently an Illinois farmer and a Senior Policy Advisor to Olsson Frank Weeda Terman Bode Matz PC, an organization that represents the food industry. Mr. Block has held this position since January 2005. From January 2002 to January 2005, he served as Executive Vice President at the Food Marketing Institute, an organization representing food retailers and wholesalers. From February 1986 to January 2002, Mr. Block served as President of Food Distributors International. Mr. Block is currently a member of the board of directors of Digital Angel Corporation and Metamorphix, Inc. Mr. Block previously served on the board of directors of each of Deere and Co., Hormel Foods Corporation and Blast Energy Services, Inc. Mr. Block received his Bachelor of Arts degree from the United States Military Academy.

Mr. Block serves as a member of the Company’s Governance, Compensation and Nominating Committee. His experience with agricultural commodities, understanding of political affairs, and prior board experience qualify him for the position.

Naomi L. Boness was appointed to the Company’s Board of Directors in June 2020. Ms. Boness is serving as the Managing Director of the Stanford Natural Gas Initiative since 2019. She has served as the Senior Analyst for Upstream Strategy and Planning at Chevron Corporation from 2016 to 2019. Before that, she was the Reserve Consultant at Chevron Corporation from 2012 to 2016. Ms. Boness received her B.Sc. in Geophysics from the University of Leeds in 1998, her M.Sc. in Geological Science from Indiana University and her Ph.D. in Geophysics from Stanford University in 2006.

Ms. Boness serves as a member of the Company’s Audit Committee. Her experience in the energy business and her expertise in investment analysis and strategic planning qualify her for the position.

Timothy A. Simon was appointed to the Company’s Board in 2021. Mr. Simon was appointed to the CPUC by Governor Arnold Schwarzenegger in February 2007, ending his term in December 2012. During his time as a CPUC commissioner, Mr. Simon served as Chair of the National Association of Regulatory Utility Commissioners (“NARUC”) Natural Gas Committee; Chair of the LNG Partnership between the Department of Energy and NARUC; founding member of the Call to Action National Gas Pipeline Safety Taskforce with the U.S. Department of Transportation; and member of the National Petroleum Council. Mr. Simon currently serves on the board of Charah Solutions, Inc. (NYSE: CHRA).

Prior to his CPUC appointment, Mr. Simon served as Appointments Secretary in the Office of the Governor, the first African American in California history to hold this post. He also served as Adjunct Professor of Law at Golden Gate University School of Law and the University of California Hastings College of the Law. Prior to public service, Mr. Simon was an in-house counsel and compliance officer with Bank of America, Wells Fargo, and the Robertson Stephens investment bank.

In 2013, Mr. Simon created TAS Strategies, serving as an attorney and consultant on utility, infrastructure, financial services, and broadband projects. He is a frequent public speaker, expert witness and panelist on energy, infrastructure, diversity, and inclusion.

In 2019, Mr. Simon was elected Chairman of the Board of Directors for the California African American Chamber of Commerce and elected to the University of San Francisco Board of Trustees. He currently serves on the North American Energy Standards Board Advisory Council and is a member of the National Bar Association, Energy Bar Association, The Saint Thomas More Society and the National Board of Directors for the American Association of Blacks in Energy. Mr. Simon received a bachelor’s degree in Economics from the University of San Francisco (Distinguished Alumni) and a Juris Doctor from the U.C. Hastings College of the Law. He is an active member of the State Bar of California.

Mr. Simon serves as a member of the Company’s Audit Committee. His experience in the energy business and his expertise on utility, infrastructure and financial services qualify him for the position.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has the following standing committees: (1) Audit Committee and (2) Governance, Compensation and Nominating Committee. The Board has adopted a written charter for each of these committees, copies of which can be found in the Governance page of the Investor Relations section of our website at www.aemetis.com. The Board of Directors has determined that all members of both committees of the Board are independent under the applicable rules and regulations of NASDAQ and the SEC, as currently in effect.

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The following chart details the current membership of each committee:

Name of Director	Audit	Governance, Compensation and Nominating
Francis Barton	C	M
Lydia I. Beebe	M1	C
John R. Block	-	M
Naomi L. Boness	M	-
Timothy Simon*	M2	-
M = Member	C = Chair

1.	Until January 1, 2022 when Timothy Simon was appointed to the Audit Committee.
2.	Appointed to the Audit Committee on January 1, 2022.
*	Appointed by the Board on October 14, 2021.

Audit Committee

The Audit Committee (i) oversees our accounting, financial reporting and audit processes; (ii) appoints, determines the compensation of, and oversees the independent auditors; (iii) pre-approves audit and non-audit services provided by the independent auditors; (iv) reviews the results and scope of audit and other services provided by the independent auditors; (v) reviews the accounting principles and practices and procedures used in preparing our financial statements; (vi) reviews our internal controls; and (vi) oversees, considers and approves related party transactions.

The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors without members of management present, on a quarterly basis, following completion of our auditors’ quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope and fees for the audit services to be performed.

Francis Barton, Lydia I. Beebe (until January 1, 2022, when Timothy Simon was appointed) and Naomi L. Boness served as members of the Audit Committee in 2021, with Mr. Barton serving as Chair. Each of the Audit Committee members is an independent director within the meaning set forth in the rules of the SEC and NASDAQ, as currently in effect. Our Board has determined that all current Audit Committee members meet the heightened independence criteria of Rule 10A-3 of the Securities Exchange Act applicable to Audit Committee members. In addition, the Board of Directors has determined that Mr. Barton is an “audit committee financial expert” as defined by SEC and NASDAQ rules, as currently in effect.

A copy of the Audit Committee’s written charter is available in the Investor Relations section of our website at www.aemetis.com. The Audit Committee held five (5) meetings during fiscal year 2021. Mr. Barton and Ms. Beebe attended all of the meetings of the Audit Committee during fiscal year 2021, and Ms. Boness attended four (4) of the meetings during the fiscal year 2021.

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AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate filings made by the Company, including this proxy statement, in whole or in part, the following Audit Committee Report shall not be deemed to be “soliciting material” or to be incorporated by reference into any prior or future filings made by the Company.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2021. In addition, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also has received the written disclosures and the letter as required by the Public Company Accounting Oversight Board Rule 3526 “Communications with Audit Committees Concerning Independence” and the Audit Committee has discussed with the independent auditors the independence of that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with the Company’s independent auditors and management, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company’s 2021 Annual Report.

Respectfully submitted by:

Francis Barton (Chair)

Naomi L. Boness

Timothy Simon

Governance, Compensation and Nominating Committee

The Governance, Compensation and Nominating Committee (i) annually evaluates and reports to the Board on the performance and effectiveness of the Board and management to assist them in serving the interest of the Company’s shareholders; (ii) identifies, interviews, recruits, and recommends candidates for the Board; (iii) reviews the qualification, capability, independence, diversity, and other relevant factors in connection with candidates recommended or nominated to the Board or its committees, (iv) reviews and approves corporate goals and objectives relevant to the chief executive officer’s compensation, evaluates the chief executive officer’s performance relative to goals and objectives, and sets the chief executive officer’s compensation annually; (v) reviews the chief executive officer’s recommendation with respect to the compensation of the other executive officers, including all other Named Executive Officers; (vi) develops and recommends governance principles applicable to the Company; and (vii) oversees the evaluation of the Board and management from a corporate governance perspective. The Governance, Compensation and Nominating Committee has authority to delegate these functions to a subcommittee of its members, but no delegation of authority was made in 2021.

Francis Barton, Lydia I. Beebe, and John Block served as members of the Governance, Compensation and Nominating Committee in 2021, with Ms. Beebe serving as Chair. Each member of the Governance, Compensation and Nominating Committee is an independent director within the meaning set forth in the rules of the SEC and NASDAQ, as currently in effect, including after giving consideration to the factors specified in the NASDAQ listing rules for compensation committee independence.

The Governance, Compensation and Nominating Committee considers properly submitted stockholder recommendations for candidates for membership on the Board as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Governance, Compensation and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder recommendations proposed for consideration by the Governance, Compensation and Nominating Committee should include the candidate’s name and qualifications for membership on the Board and should be addressed to the attention of our Corporate Secretary — Re: Stockholder Director Recommendation, at 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014.

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Director Qualifications

In planning for succession, the Governance, Compensation and Nominating Committee considers the overall mix of skills and experience of the Board and the types of skills and experience desirable for future Board members, in light of the Company’s business and long-term strategy. The Governance, Compensation and Nominating Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board, including relevant experience, capability, availability to serve, diversity, independence and other factors. Experiences, qualifications, skills and attributes prioritized by the committee include, but are not limited to:

-	leadership experience, including public company governance;
-	having broad experience at the policy-making level in business, government, education, technology or public interest;
-	having the highest professional and personal ethics and values;
-	commitment to enhancing stockholder value;
-	financial expertise, including expertise gained as a chief financial officer or other sophisticated experience; and
-	government and public policy experience.

All members of the Board are expected to have sufficient time to carry out his or her duties, and to provide insight and practical wisdom based on his or her past experience. A director’s service on other boards of public companies should be limited to a number that permit him or her, given individual circumstances, to perform the director duties responsibly. Each director must represent the interests of Aemetis stockholders.

Identification and Evaluation of Nominees for Directors

The Governance, Compensation and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance, Compensation and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Governance, Compensation and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Governance, Compensation and Nominating Committee through current members of the Board, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Governance, Compensation and Nominating Committee, and may be considered at any point during the year. The Governance, Compensation and Nominating Committee considers properly submitted stockholder recommendations for candidates for the Board. In evaluating such recommendations, the Governance, Compensation and Nominating Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board.

A copy of the Committee’s written charter is available on the Governance page of the Investor Relations section of our website at www.aemetis.com. In fiscal year 2021, the Governance, Compensation and Nominating Committee held five (5) meetings. Mr. Barton and Ms. Beebe attended all of the meetings of the Governance, Compensation and Nominating Committee during fiscal year 2021; Mr. Block attended four (4) meetings during fiscal year 2021.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to our directors and all of our employees, including our Chief Executive Officer, Chief Financial Officer and any other principal financial officer, Controller and any other principal accounting officer, and any other person performing similar functions. The Code of Business Conduct and Ethics is posted on the Governance page of the Investor Relations section of our website at www.aemetis.com. The Code of Business Conduct and Ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. Aemetis will disclose any amendment to the Code of Business Conduct and Ethics or waiver of a provision of the Code of Business Conduct and Ethics that applies to the Company’s Chief Executive Officer, Chief Financial Officer and any other principal financial officer, controller and any other principal accounting officer, and any other person performing similar functions and relates to certain elements of the Code of Business Conduct and Ethics, including the name of the officer to whom the waiver was granted, on the Investor Relations section of our website at www.aemetis.com.

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Anti-Hedging Policy

We have not established any sort of anti-hedging policy that would prohibit our executive officers and directors from hedging the economic interest of their stock ownership and holding shares of the Company’s common stock in a margin account or pledging shares as collateral for a loan.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2021, no member of the Governance, Compensation and Nominating Committee was an officer or employee of the Company or had any relationship requiring disclosure under “Certain Relationships and Related Transaction” below. In addition, no member of the Governance, Compensation and Nominating Committee or executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our Board or Governance, Compensation and Nominating Committee.

Relationship of Compensation Practices to Risk Management

The Company has reviewed and considered all of its compensation plans and practices and does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Legal Proceedings

None.

Annual Meeting Attendance

Stockholders, we do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders. Mr. McAfee, Mr. Barton and Ms. Beebe attended the annual meeting of stockholders in 2021.

 Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board, stockholders may communicate with the Board by submitting an email to investors@aemetis.com or by writing to us at Aemetis, Inc., Attention: Investor Relations, 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014. Stockholders who would like their submission directed to a member of the Board may so specify. The Corporate Secretary will review all communications. All appropriate business-related communications as reasonably determined by the Corporate Secretary will be forwarded to the Board or, if applicable, to the individual director.

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DIRECTOR COMPENSATION

The following table provides information regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director of the Company for some portion or all of 2021. Other than as set forth in the table and described more fully below, the Company did not pay any fees, make any equity or non-equity awards, or pay any other compensation, to its non-employee directors. All compensation paid to its employee directors is set forth in the tables summarizing executive officer compensation below.

Name	Fees Earned or Paid in Cash	Restircted Stock Awards (1)(2)	Stock Option Awards(1)(2)	Restricted stock issued for outstanding balance owed by Company (1)(2)(3)	Total
	($)	($)	($)	($)	($)
Francis Barton	124,000	96,667	160,685	318,261	699,613
Lydia I. Beebe	93,000	96,667	137,730	81,110	408,507
John R. Block	75,000	96,667	114,775	494,074	780,516
Naomi L. Boness	75,000	96,667	114,775	-	286,442
Timothy Simon	16,233	92,650	150,366	-	259,249

(1)

The amounts in this column represent the aggregate grant date fair value of awarded stock options under ASC Topic 718. The assumptions made when calculating the amounts in this table are found in Note 10 (Stock Based Compensation) of the Notes to Consolidated Financial Statements in our 2021 Annual Report filed with the SEC on March 10, 2021.

(2)

For information regarding the aggregate number of shares subject to all outstanding stock option awards and warrant awards held by each named individual at the end of fiscal year 2021, please see the table below titled “Directors’ Outstanding Equity Awards at Fiscal Year End (2021)” on page 22.

(3)

The Company owed various members of the Board amounts in connection with board compensation fees from prior years, which were included in accounts payable balances, see further discussion in Certain Relationships and Related Transaction below. These balances arose from cash payment limitations imposed by the Senior Lender and voluntary deferral from prior years when cash flow was insufficient to pay the full amount of director fees. During 2021, the outstanding account payable amounts were satisfied by issuance of Restricted Stock Awards with a stock value commensurate with the outstanding balance.

In 2007, the Board adopted a director compensation policy pursuant to which each non-employee director is paid an annual cash retainer of $75,000 and a cash meeting fee of $250 per Board or committee meeting attended telephonically and a cash meeting fee of $500 per Board or committee meeting attended in person. In January 2021, the Governance, Compensation and Nominating Committee eliminated the payment of meeting attendance fees and determined to make annual stock grants. In 2021, the Committee granted 1,300 shares with a value of $4,000 to each non-employee director. In addition, each non-employee director is initially granted an option exercisable for 10,000 shares of the Company’s common stock, which vests quarterly over two years subject to continuing service to the Company. In January 2021, each non-employee director was granted 50,000 stock options. Ms. Beebe was granted 60,000 stock options to recognize her services as chair of the Governance, Compensation and Nominating Committee. Mr. Barton was granted 70,000 stock options to recognize his service as chair of the Audit Committee. In addition, a quarterly cash retainer of $6,000 is paid to the Lead Independent Director, an annual retainer of $10,000 is paid to the chairman of the Governance, Compensation and Nominating Committee and an annual cash retainer of $20,000 is paid to the chairman of the Audit Committee. No executive officer has any role in determining or recommending the form or amount of director compensation.

As described below under “Certain Relationships and Related Transactions,” the Company owed its non-employee directors Board amounts totaling $1.2 million as of December 31, 2020 in connection with unpaid board compensation fees, which are included in accounts payable on the balance sheet. The normal cash compensation described under Director Compensation was not paid in prior years to allow the Company to conserve cash and invest in its operations. During 2021, restricted stock was granted to non-employee directors with an aggregate value of $893 thousand to reimburse non-employee directors for the unpaid cash compensation. The value of these grants is reported above on the Director Compensation Table as Stock Awards.

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DIRECTORS’ OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END (2021)

The following table shows all outstanding equity awards held by each person serving as a director of the Company at the end of 2021.

		Option/Warrant Awards
Name	Award Date	No. of securities underlying unexercised options/ warrants (#) exercisable		No. of securities underlying unexercised options/ warrants (#) -unexercisable	Option/ warrant exercise price ($)	Option/ warrant expiration date
Francis Barton	1/7/2021	70,000	(1)	-	3.09	1/7/2031
	3/28/2020	60,000	(1)	-	0.60	3/28/2035
	1/9/2020	60,000	(1)		0.86	1/9/2030
	6/6/2019	12,500	(1)	-	0.92	6/5/2029
	1/8/2019	40,000	(1)	-	0.70	1/7/2029
	5/17/2018	30,000	(1)	-	1.71	5/16/2028
	1/19/2017	50,000	(1)	-	1.72	1/19/2027
	5/19/2016	31,000	(2)	-	2.54	5/21/2026
	12/10/2015	15,000	(3)	-	2.59	12/10/2025

Lydia I. Beebe	1/7/2021	60,000	(1)	-	3.09	1/7/2031
	3/28/2020	5,000	(1)	-	0.60	3/28/2035
	1/9/2020	50,000	(1)		0.86	1/9/2030
	6/6/2019	10,000	(1)	-	0.92	6/5/2029
	5/17/2018	30,000	(1)	-	1.71	5/16/2028
	11/16/2017	10,000	(1)	-	0.67	11/17/2026
	1/19/2017	15,000	(1)	-	1.72	1/19/2027
	11/17/2016	10,000	(4)	-	1.85	11/17/2026

John R. Block	1/7/2021	50,000	(1)	-	3.09	1/7/2031
	3/28/2020	109,000	(1)	-	0.60	3/28/2035
	1/9/2020	40,000	(1)		0.86	1/9/2030
	6/6/2019	8,000	(1)	-	0.92	6/5/2029
	1/8/2019	40,000	(1)	-	0.70	1/7/2029
	5/17/2018	25,000	(1)	-	1.71	5/16/2028
	1/18/2018	40,000	(1)	-	0.70	1/18/2028
	1/19/2017	35,000	(1)	-	1.72	1/19/2027
	12/10/2015	10,000	(3)	-	2.59	12/10/2025

Naomi L. Boness	1/7/2021	50,000	(1)	-	3.09	1/7/2031
	6/4/2020	10,000	(4)	-	0.81	6/4/2030

Tmothy Simon	11/18/2021	10,000	(4)	-	3.09	11/18/2031

(1)	Option fully vested on the date of grant.
(2)

50% vested immediately on the date of grant and one-twelfth (1/12) of the remaining 50% shares subject to the option vest every three months following the date of grant and fully vest 3 years following the date of grant.

(3)	Warrants fully vested on the date of grant.
(4)	One-twelfth (1/12) of the shares subject to the warrant vest every three months following the date of grant and fully vest 3 years following the date of grant.

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PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board of Directors consists of six (6) directors classified into three separate classes, consisting of two (2) directors in each of Class I, Class II and Class III, with one class being elected each year to serve a staggered three-year term. Under the current Articles of Incorporation and Bylaws of the Company, elections of one class of directors are held at each annual meeting of stockholders and until their respective successors are duly qualified and elected or such earlier date of resignation or removal. Following the Annual Meeting, the terms of office of the Class I, Class II and Class III directors will expire in 2025, 2024 and 2023, respectively.

NOMINEES

The Board of Directors approved Eric A. McAfee and Francis P. Barton as nominees for election to the Board as Class I directors at the Annual Meeting. If elected, Eric A. McAfee and Francis P. Barton will serve as Class I directors for a three-year term expiring in 2025. The nominees are currently directors of the Company. Please see above for information concerning our incumbent directors’ standings for re-election.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees set forth above. If the nominees are unable or declines to serve as directors at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that the nominees would be unable or unwilling to serve as directors.

VOTE REQUIRED

If a quorum is present, the nominee receiving the highest number of votes will be elected to the Board. Abstentions and broker non-votes will have no effect on the election of directors. Proxies may not be voted for a greater number of persons than the number of nominees named.

BOARD RECOMMENDATION

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES.

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PROPOSAL TWO:

RATIFICATION OF AUDITORS

The Board has selected RSM US LLP as the Company’s independent auditors, to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2022. The Board recommends that stockholders vote for ratification of such appointment. Although ratification by stockholders is neither required by law nor binding on the Board, the Board has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of new independent auditors at any time during the year if the Board feels that such a change would be in the best interest of the Company and its stockholders. In the event of a negative vote on ratification, the Board will reconsider its selection. The aggregate fees billed for services rendered by RSM US LLP during the years ended December 31, 2021 and 2020 are described below under the caption “Principal Accountant Fees and Services.”

Principal Accountant Fees and Services

Auditor Fee and Services in Fiscal Years 2020 and 2021

RSM US LLP was appointed as our registered independent public accountant on May 21, 2012. The fees billed by RSM US LLP for the audits of the 2020 and 2021 financial statements are as follows:

	2020	2021
Audit Fees	$340,375	$405,275
Audit-Related Fees	31,343	96,075
Total Audit and Audit-Related Fees	$371,718	$501,350

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, and review of the interim consolidated financial statements included in quarterly reports and services that normally provided by RSM US LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of assistance provided with respect to the Form S-8, Prospectus Supplement and Comfort Letters.

Audit Committee’s Pre-Approval Policies and Procedures

Consistent with policies of the SEC regarding auditor independence and the Audit Committee charter, the Audit Committee has the responsibility for appointing, setting compensation and overseeing the work of the registered independent public accounting firm (the “Firm”). The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Firm. Pre-approval is detailed as to the particular service to category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing request for services by the Firm, the Audit Committee considers whether such services are consistent with the Firm’s independence, whether the Firm is likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

In fiscal years 2020 and 2021, all fees identified above under the captions “Audit Fees” and “Audit-Related Fees” that were billed by RSM US LLP were approved by the Audit Committee in accordance with SEC requirements.

VOTE REQUIRED

Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting. Abstentions will be counted as votes “AGAINST” this proposal.

BOARD RECOMMENDATION

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF RSM US LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

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PROPOSAL THREE:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the rules promulgated thereunder by the SEC enable stockholders of certain public companies to vote to approve, on an advisory (nonbinding) basis, the compensation of named executive officers.

As described in detail below under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success. Please read “Compensation Discussion and Analysis” below and the accompanying tables and footnotes for additional details about our executive compensation program.

The Governance, Compensation and Nominating Committee believes that it has taken a responsible approach to executive compensation that allows the Company to retain its executive talent while remaining committed to our core compensation philosophy of paying for performance while aligning executive compensation with stockholder interests. In particular, during fiscal year 2021 the Governance, Compensation and Nominating Committee:

•	issued time-based stock options and stock awards to our named executive officers to reward long-term strategic management and foster the enhancement and improvement of stockholder value;

•	approved discretionary bonuses for our named executive officers in recognition of their service and contribution to the profitability of the Company during 2021; and

•	reviewed and left unchanged the base salary for our named executive officers for 2021.

Additionally, the Governance, Compensation and Nominating Committee reviewed the results of the Company’s most recent shareholder advisory vote on executive compensation in 2019, in which the Company received approximately 99% stockholder support, indicating general satisfaction with our compensation program and governance practices.

Based on the foregoing, the Governance, Compensation and Nominating Committee believes that its treatment of named executive officer compensation for fiscal year 2021 continues to be in line with the long-term interests and prospects of the Company. The Governance, Compensation and Nominating Committee believes that the Company’s named executive officers are best incentivized by a compensation plan weighted towards equity grants issued by the Governance, Compensation and Nominating Committee.

The Board believes the Company’s executive compensation program is well tailored to retain key executives while recognizing and continuing to align it with stockholder interests.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, program and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion pursuant thereto.

VOTE REQUIRED

Approval of Proposal No. 3 requires the affirmative vote of a majority of the voting power of the Company. Abstentions will be counted as votes “AGAINST” this proposal.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Governance, Compensation and Nominating Committee or our Board. Our Board and our Governance, Compensation and Nominating Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Governance, Compensation and Nominating Committee will evaluate whether any actions are appropriate to address those concerns. Unless the Board or the Governance, Compensation and Nominating Committee modifies the determination on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at our 2025 annual meeting of stockholders.

BOARD RECOMMENDATION

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC AS SET FORTH IN THIS PROPOSAL NO. 3.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section discusses the principles underlying the material components of our 2021 executive compensation program and the factors relevant to an analysis of these policies and decisions. Our executive officers who are named in the “Summary Compensation Table” below (our “Named Executive Officers”) were our only executive officers during 2021. The following table sets forth the name, age (as of March 28, 2022 and position of each of our named executive officers for 2021.

Name	Age	Position
Eric A. McAfee	59	Chief Executive Officer and Chairman of the Board

Todd A. Waltz	60	Executive Vice President, Chief Financial Officer and Secretary

Andrew B. Foster	56	Executive Vice President and Chief Operating Officer

Sanjeev Gupta	62	Executive Vice President, Aemetis International

The information provided below is biographical information about each named executive officer, excluding Mr. McAfee. For information concerning Mr. McAfee, see “Board Leadership Structure and Board’s Role in Risk Oversight” above.

Andrew B. Foster joining Aemetis at the company’s founding in 2006. Mr. Foster has held senior leadership positions including Executive Vice President, Chief Operating Officer, and his current role as President of North America Renewable Fuels, which includes directing operations for the company’s 65 million gallon per year ethanol biorefinery in Keyes, California, and the company’s California dairy-based renewable natural gas (RNG) production and distribution assets. Mr. Foster has managed the planning and implementation of over $150 million of capital investment projects at Aemetis that include engineering, construction, and commissioning of the company’s renewable fuels and energy efficiency initiatives. He is also responsible for managing the company’s regulatory matters and carbon market compliance and monetization.

Prior to joining Aemetis, Mr. Foster served in senior management roles at Cadence Design Systems (NASDAQ: CDNS), BMC Software, and eSilicon Corporation. From 1989 to 1992, Mr. Foster served in the George H.W. Bush White House as Associate Director of Political Affairs, and from 1992 to 1998 was Deputy Chief of Staff and Campaign Manager for Illinois Governor Jim Edgar. Mr. Foster holds a Bachelor of Arts degree from Marquette University, where he is a member of the Board of Governors for the Les Aspin Center for Government. Mr. Foster is also a member of the Board of Directors for Opportunity Stanislaus, and an Executive Committee member of Stanislaus 2030.

Todd A. Waltz joined Aemetis as the Company Corporate Controller in 2007 before serving as our Executive Vice President, Chief Financial Officer, and Secretary beginning in 2010. Mr. Waltz has been instrumental in listing the company on NASDAQ, arranging over $400 million of debt and capital, managing investor relations, and overseeing legal and compliance matters of the company. He currently directs the functions of accounting, financial planning, treasury, legal, IT, and human resources.

Prior to joining Aemetis, he began his career in commercial banking, followed by experience with Ernst & Young and Apple, Inc., where he served in senior financial management roles. Mr. Waltz holds a Bachelor of Arts degree from Mount Union College, an MBA from Santa Clara University, and a Master of Science degree in Taxation from San Jose State University.

Sanjeev Gupta joined Aemetis in 2007 as head of Biofuels Marketing, bringing his expertise as an experience global marketer of specialized chemicals and oils. In 2009, Mr. Gupta became Executive Vice President of the Company.

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Prior to joining Aemetis, Mr. Gupta was the head of a petrochemical trading company with about $259 million of annual revenues and offices on several continents. He also was the General Manager of International Marketing for Britannia Industries, a subsidiary of Nabisco Brands in India.

Each executive officer is chosen by the Board and holds office until a successor has been elected and qualified or until such officer’s earlier death, resignation or removal.

Compensation Philosophy and Objectives

We operate in a competitive marketplace for attracting and retaining experienced and skilled executives. To meet this challenge, we strive to create a compensation program that rewards profitable company growth and differentiates pay based on business unit, division and individual contributions. The principles and objectives of our compensation and benefits programs for our executive officers are to:

•	encourage highly talented executives to come, stay, grow and lead, enabling us to be an employer of choice in our industry;
•	tie pay to performance to recognize and reward individual contributions to our success;
•	focus leadership on our long-term strategies and value creation by providing a substantial percentage of compensation weighted towards equity incentives that are subject to multi-year vesting requirements; and
•	ensure that our total compensation is fair, reasonable and competitive relative to the markets in which we compete for talent.

Determination of Compensation

The current compensation levels of our Named Executive Officers primarily reflect the roles and responsibilities of each individual. Further, they reflect our understanding of the competitive market, our recruiting and retention goals, individual performance, value to the Company, and other factors including, our view of internal equity and consistency.

The Governance, Compensation and Nominating Committee has responsibility for overseeing our executive compensation and equity compensation programs. Compensation arrangements with our Named Executive Officers have been determined in arm’s-length negotiations with each individual executive. No member of management, including our Chief Executive Officer, has a role in determining his own compensation. The focus of these arrangements has been to recruit skilled individuals to help us achieve our financial goals, as well as to maintain the level of talent and experience needed to operate and further grow our business.

We design the components of our executive compensation program to fulfill one or more of the principles and objectives described above. Compensation of our Named Executive Officers consists of the following elements:

•	base salary;
•	annual cash bonuses;
•	long-term equity incentive compensation;
•	certain severance benefits;
•	a 401(k) retirement savings plan; and
•	health and welfare benefits and certain limited perquisites and other personal benefits.

We offer cash compensation in the form of base salaries and annual incentive awards that we believe appropriately reward our Named Executive Officers for their individual contributions to our business. During 2021, none of our Named Executive Officers received salary increases. When awarding annual cash bonuses, the Governance, Compensation and Nominating Committee considers our financial and operational performance as well as each Named Executive Officer’s individual contribution during the year. Annual incentives for 2021, as determined by the Governance, Compensation and Nominating Committee, reflect the Company’s significant initiatives during 2021, Company performance, as well as the challenges arising due to the COVID-19 pandemic.

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Our executive compensation program includes equity awards for equity interests in the Company granted under the Company’s 2019 Stock Plan. Consistent with our compensation philosophy, we have emphasized the use of equity to incent our Named Executive Officers to focus on the growth of our overall enterprise value and, correspondingly, the creation of value for our equity holders. We consider equity-based compensation a significant motivator in encouraging executives to come, stay, grow and lead.

Executive Compensation Program Components

The following describes the primary components of our executive compensation program for each of our Named Executive Officers, the rationale for that component, and how compensation amounts are determined.

Base Salary

Our Named Executive Officers’ initial annual base salaries were established through arm’s-length negotiation at the time the individual was hired or promoted into their current role, taking into account his or her qualifications, experience and prior salary level. Thereafter, the Compensation Committee periodically reviews executive officer base salaries. During 2021, none of our Named Executive Officers received base salary increases.

As of the end of 2021, our Named Executive Officers were entitled to the following annual base salaries:

Named Executive Officer	Annual Base Salary
Eric A McAfee	$310,000
Todd A. Waltz	$250,000
Andrew B. Foster	$230,000
Sanjeev Gupta	$230,000

Annual Cash Bonuses

Historically, we have used annual cash bonuses, to motivate our Named Executive Officers to achieve our annual objectives while making progress towards our longer-term growth and other goals. Our Chief Executive Officer is entitled to an annual cash bonus under his employment contract with the amount determined by the Governance Compensation and Nominating Committee. Our other Named Executive Officers are entitled to annual cash bonuses of up to $50,000 under their respective employment contracts.

In setting annual bonus amounts for 2021, our Chief Executive Officer and the Governance, Compensation and Nominating Committee made a holistic assessment of the Company’s performance and the performance of the individual executives. Given strong Company performance, the Committee exercised its discretion to increase the annual cash bonuses for 2021, compared to the amounts paid in prior years. The annual bonuses paid to our Named Executive Officers for 2021 are set forth in the “Summary Compensation Table” below.

Long-Term Equity Incentive Compensation

In 2019, we adopted the 2019 Stock Plan in order to facilitate the grant of equity incentives to our directors, employees (including the Named Executive Officers) and consultants and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. The 2019 Stock Plan became effective upon the approval thereof by our stockholders and we made the grants under this plan to our Named Executive Officers set forth in the “Grants of Plan-Based Awards in 2021” below.

The Governance, Compensation and Nominating Committee believes that the Company’s Named Executive Officers are best incentivized by a compensation plan weighted towards equity grants. Our Chief Executive Officer received restricted shares rather than stock options both to conserve shares and to provide immediate tangible value since our Chief Executive Officer did not receive equity grants in prior years.

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We made stock option grants to the remaining Named Executive Officers in January and in November 2021. One-twelfth (1/12th) of the options vest every three months from the date of grant and the options vest in full three years from the date of grant. Use of multi-year vesting helps us retain our Named Executive Officers and aligns them with the long-term performance of our stock.

Severance Benefits

We have entered into employment agreements with our Named Executive Officers, the material elements of which with respect to severance benefits are summarized below under “Potential Payments Upon Termination or Change-in-Control (2021).”

Retirement Savings

We have established 401(k) retirement savings plans for our associates, including the Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate on the same terms as all of our associates. Under the 401(k) plans, eligible associates may elect to reduce their current compensation by up to the prescribed annual limit and contribute these amounts to the 401(k) plan. Subject to eligibility limits, we provide a matching contribution of up to 100% of the first 4% of salaries contributed by participating employees.

Other Benefits and Perquisites

Additional benefits received by our Named Executive Officers include certain benefits provided to our employees generally, including medical, dental and vision benefits, flexible spending and/or health care saving accounts, basic and voluntary life and accidental death and dismemberment insurance,. See “Executive Compensation—Summary Compensation Table” below. Currently, as well as in the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits for our Named Executive Officers will be approved and subject to periodic review by the Governance, Compensation and Nominating Committee. We do not expect these perquisites and personal benefits to be a significant component of our compensation program.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) generally limits, for U.S. corporate income tax purposes, the annual tax deductibility of compensation paid to certain current and former executive officers to $1 million. Although the Company believes that tax deductibility of executive compensation is an important consideration, the Governance, Compensation and Nominating Committee in its judgement has authorized, and may in the future authorize, compensation payments that are not fully tax deductible or modify compensation programs and practices without regard for tax deductibility when it believes that such compensation is appropriate.

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual receiving the excess payment. However, the Governance, Compensation and Nominating Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent. We do not provide for excise tax gross-ups to our executives.

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an associate is required to render service in exchange for the award. Grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC 718. We anticipate that the Governance, Compensation and Nominating Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

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Compensation-Related Risk

The Governance, Compensation and Nominating Committee monitors our compensation policies and practices as applied to our employees, including our Named Executive Officers, to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. Given the nature of our business, and the material risks we face, we believe that our compensation plans, policies and programs are not reasonably likely to give rise to risk that would have a material adverse effect on our business.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid or accrued for services rendered to the Company in all capacities for the fiscal years 2019, 2020 and 2021 to our Named Executive Officers, which includes the Company’s Chief Executive Officer, Chief Financial Officer and its other two most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2021.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards ($)	Options Awards(2) ($)	All Other Compensation(3) ($)	Total Compensation ($)

Eric A. McAfee,
Chief Executive Officer	2021	310,000	100,000	1,667,700		-	2,077,700
	2020	310,000	50,000		-	-	360,000
	2019	310,000	50,000		-	-	360,000

Todd A. Waltz,
Chief Financial Officer	2021	250,000	75,000		575,051	10,000	910,051
	2020	250,000	50,000		147,464	10,000	457,464
	2019	250,000	50,000		111,507	10,000	421,507

Andrew B. Foster,
Executive Vice President	2021	230,000	75,000		513,014	21,936	839,950
	2020	230,000	50,000		134,279	14,139	428,418
	2019	230,000	50,000		97,074	9,200	386,274

Sanjeev Gupta	2021	230,000	75,000		513,014	36,144	854,158
Executive Vice President	2020	230,000	50,000		134,279	38,625	452,904
	2019	230,000	50,000		97,074	35,423	412,497

(1)

Represents payments of discretionary annual non-equity incentive compensation in respect of the year earned. See the discussion regarding annual non-equity incentive compensation in “Compensation Discussion and Analysis” beginning on page 24 for further information regarding the performance measures.

(2)

Represents the value determined by the Company for accounting purposes for these awards with respect to the current fiscal year and do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options or warrants). This column represents the aggregate grant date fair value of stock options granted during fiscal years 2019 , 2020 and 2021 to each of the named executive officers, in accordance with ASC Topic 718 Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made when calculating the amounts in this column are found in Note 10 (Stock-Based Compensation) of the Notes to Consolidated Financial Statements in Part II, Item 8 of the 2021 Annual Report filed with the SEC on March 10, 2022.

(3)	Amounts consist of employer 401(k) matching contributions, for Mr. Foster the use of a company truck for company use, and for Mr. Gupta housing and transportation.

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Grants of Plan-Based Awards in 2021

The following table sets forth information regarding grants of plan-based awards made to the Named Executive Officers during the year ended December 31, 2021.

Name	Grant Date	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
Eric A. McAfee	11/18/21	90,000		-	$1,667,700
Todd A. Waltz	1/7/21		150,000	$3.09	$372,219
	11/18/21		12,500	$18.53	$202,832
Andrew B. Foster	1/7/21		125,000	$3.09	$310,182
	11/18/21		12,500	$18.53	$202,832
Sanjeev Gupta	1/7/21		125,000	$3.09	$310,182
	11/18/21		12,500	$18.53	$202,832

The exercise price for stock option awards granted during 2021 was set at the closing price as reported by NASDAQ on the date of grant, and each such award has a term of 10 years from the date of grant. The stock options vest over three years, with one twelfth (1/12th) of the shares subject to the options vesting every three months from the date of grant. Grants to non-employee Board members vested immediately. No outstanding stock option awards were materially modified during 2021.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We are party to employment agreements with each of our Named Executive Officers. The material elements of these employment agreements are summarized below.

Eric A. McAfee

Effective January 1, 2020, the Company entered into an employment agreement with Mr. McAfee in connection with his continuing responsibilities as Chief Executive Officer. Under Mr. McAfee’s employment agreement, he is eligible to receive an annual salary of $310,000 per year. In addition, Mr. McAfee is entitled to an annual cash bonus in an amount determined by the Board of Directors based upon attainment of certain performance milestones as determined by the Board from time to time. The initial term of Mr. McAfee’s employment agreement is for three years with automatic one-year renewals thereafter, unless terminated by either party on sixty days’ notice prior to the end of the then-current period.

McAfee’s employment agreement provides for certain payments upon certain qualifying terminations, as well as post-employment restrictive covenants. The material elements of these provisions are described below under “Potential Payments Upon Termination or Change-in-Control (2021).”

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Todd A. Waltz

Effective January 1, 2020, the Company entered into an employment agreement with Mr. Waltz to serve as the Company’s Executive Vice President and Chief Financial Officer and Secretary. Under Mr. Waltz’s employment agreement, he is eligible to receive an annual salary of $250,000 per year. Waltz is entitled to an annual bonus of up to $50,000. The initial term of Mr. Waltz’s employment agreement is for three years with automatic one-year renewals unless terminated by either party on sixty days’ notice prior to the end of the then-current extension period.

Mr. Waltz’s employment agreement provides for certain payments upon certain qualifying terminations, as well as post-employment restrictive covenants. The material elements of these provisions are described below under “Potential Payments Upon Termination or Change-in-Control (2021).”

Andrew B. Foster

Effective January 1, 2020, the Company entered into an employment agreement with Mr. Foster to serve as the Company’s Executive Vice President and Chief Operating Officer. Under Mr. Foster’s employment agreement, he is eligible to receive an annual salary of $230,000 per year. Mr. Foster is entitled to a discretionary annual bonus of up to $50,000. The initial term of Mr. Foster’s employment agreement is for three years with automatic one-year renewals unless terminated by either party on sixty days’ notice prior to the end of the then-current extension period.

Mr. Foster’s employment agreement provides for certain payments upon certain qualifying terminations, as well as post-employment restrictive covenants. The material elements of these provisions are described below under “Potential Payments Upon Termination or Change-in-Control (2021).”

Sanjeev Gupta

Effective January 1, 2020, the Company entered into an employment agreement with Mr. Gupta to serve as the Executive Vice President and President of Biofuels Marketing, Inc., a wholly owned subsidiary of the Company. Under Mr. Gupta’s employment agreement, he is eligible to receive an annual salary of $230,000 per year. Mr. Gupta is entitled to a discretionary annual bonus of up to $50,000. The initial term of Mr. Gupta’s employment agreement is for three years with automatic one-year renewals unless terminated by either party on sixty days’ notice prior to the end of the then-current extension period.

Mr. Gupta’s employment agreement provides for certain payments upon certain qualifying terminations, as well as post-employment restrictive covenants. The material elements of these provisions are described below under “Potential Payments Upon Termination or Change-in-Control (2021).”

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END (2021)

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal year 2021.

OPTIONS/WARRANTS AWARDS

Name	Award Date	No. of Securities underlying unexercised options/warrants (#) exercisable		No. of Securities underlying unexercised options/warrants (#) unexercisable		Options/ Warrant exercise price ($)	Option/ Warrant expiration date

Todd A. Waltz	11/18/2021	-		12,500	(2)	18.53	11/18/2031
	1/7/2021	37,500	(2)	112,500	(2)	3.09	1/7/2031
	3/28/2020	87,500	(2)	62,500	(2)	0.60	3/28/2030
	1/9/2020	29,998	(2)	50,000	(2)	0.86	1/9/2030
	6/6/2019	16,250	(2)	10,834	(2)	0.92	6/5/2029
	1/8/2019	110,000	(2)	10,000	(2)	0.70	1/7/2029
	5/17/2018	5,000	(2)	-		1.71	5/16/2028
	1/18/2018	120,000	(2)	-		0.70	1/18/2028
	11/16/2017	30,000	(1)	-		0.67	11/16/2027

Andrew B. Foster	11/18/2021	-		12,500	(2)	18.53	11/18/2031
	1/7/2021	10,417	(2)	93,750	(2)	3.09	1/7/2031
	3/28/2020	25,000	(2)	62,500	(2)	0.60	3/28/2030
	1/9/2020	8,333	(2)	41,667	(2)	0.86	1/9/2030
	6/6/2019	5,000	(2)	10,000	(2)	0.92	6/5/2029
	1/8/2019	8,334	(2)	8,333	(2)	0.70	1/7/2029

Sanjeev Gupta	11/18/2021	-		12,500	(2)	18.53	11/18/2031
	1/7/2021	31,250	(2)	93,750	(2)	3.09	1/7/2031
	3/28/2020	25,000	(2)	62,500	(2)	0.60	3/28/2030
	1/9/2020	58,333	(2)	41,667	(2)	0.86	1/9/2030
	6/6/2019	50,000	(2)	10,000	(2)	0.92	6/5/2029
	1/8/2019	91,667	(2)	8,333	(2)	0.70	1/7/2029
	12/10/2015	20,000	(3)	-		2.59	12/10/2025

(1)	Option fully vested on the date of grant.
(2)	One-twelfth (1/12) of the shares subject to the option vest every three months following the date of grant and vest in full 3 years following the date of grant.
(3)	One-twelfth (1/12) of the shares subject to the warrant vest every three months following the date of grant and vest in full 3 years following the date of grant.

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OPTION EXERCISES AND STOCK VESTED (2021)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercised (#)	Value Realized On Exercise ($) (1)	Number of Shares Acquired on Exercised (#)	Value Realized On Vesting ($) (2)
Eric A. McAfee			90,000	$1,667,700
Todd A. Waltz	392,918	$4,497,278
Andrew B. Foster	651,666	$10,212,007
Sanjeev Gupta	447,500	$6,746,185

(1)	Reflects the difference between the exercise price and the market price on the date of exercise, multiplied by the number of shares acquired.
(2)	Restricted stock Award was granted with immediate vesting.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL (2021)

As discussed above, we have entered into employment agreements with each of our Named Executive Officers that provide for certain payments upon a qualifying termination of employment, which is defined to mean a termination of employment: (1) by the Company other than for “cause” or by the Named Executive Officer as a result of a “constructive termination” (as such terms are defined the applicable employment agreement) or (2) due to the Named Executive Officer’s death or “total disability” (as defined in the applicable employment agreement). The following table quantifies the estimated payments and benefits that would be provided to each named executive officer upon the occurrence of the indicated event, assuming that the event occurred on December 31, 2021, pursuant to those arrangements described above in detail under the heading “Employment Contracts and Termination of Employment and Change-In-Control Arrangements.” The values related to vesting of stock options and awards are based upon the fair market value of our common stock of $12.30 per share as reported on the NASDAQ Global Market on December 31, 2021, the last trading day of our fiscal year. Actual payments made at any future date would vary, including based upon the amount the named executive officer would have accrued under the applicable benefit or compensation plan as well as based upon the price of our common stock

Name	Category of Benefit	Termination Without Cause or Constructive Termination Not in Connection with a Change in Control ($)	Termination Without Cause or Constructive Termination in Connection with or after a Change in Control ($)
Eric A. McAfee	Salary	310,000	310,000
	COBRA	41,604	41,604
	Equity Acceleration	-	-
	Total	351,604	351,760

Todd A. Waltz	Salary	250,000	250,000
	COBRA	44,925	44,925
	Equity Acceleration	-	2,369,152
	Total	294,925	2,660,756

Andrew B. Foster	Salary	230,000	230,000
	COBRA	47,304	47,304
	Equity Acceleration	-	1,098,562
	Total	277,304	1,375,866

Sanjeev Gupta	Salary	230,000	230,000
	COBRA	32,473	32,473
	Equity Acceleration	-	1,691,567
	Total	262,473	1,954,040

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We are party to employment agreements with each of our Named Executive Officers that provide for certain payments upon a qualifying termination, as well as post-employment restrictive covenants. The material elements of these provisions are summarized below.

Eric McAfee

If, prior to a Change in Control (as defined in the agreement), Mr. McAfee is terminated other than for Cause (as defined in the agreement) or as a result of his death or Total Disability (as defined in the agreement) or is Constructively Terminated (as defined in the agreement), then provided he signs a release of claims, Mr. McAfee is entitled to receive severance benefits of (i) cash payments equal to his then-current base salary for a period of twelve (12) months payable in accordance with the Company’s normal payroll practices, and (ii) company-paid health, dental, and vision insurance coverage for him and his dependents until the earlier of six (6) months following the date of termination or until such time as Mr. McAfee is covered under another employer’s group policy for such benefits. If, on or following a Change in Control, Mr. McAfee’s employment is Constructively Terminated or involuntarily terminated other than for Cause, death or Total Disability, then provided he signs a release of claims, in addition to the severance benefits provided above, all of his then unvested restricted stock or stock options shall become immediately vested.

Todd Waltz

If, prior to a Change in Control (as defined in the agreement), Mr. Waltz is terminated other than for Cause (as defined in the agreement) or as a result of his death or Total Disability (as defined in the agreement) or is Constructively Terminated (as defined in the agreement), then provided he signs a release of claims, Mr. Waltz is entitled to severance benefits of (i) cash payments equal to his monthly base salary for a period of one (1) year payable in accordance with the Company’s normal payroll practices, and (ii) company-paid health, dental, and vision insurance coverage for him and his dependents until the earlier of three (3) months following the date of termination or until such time as Mr. Waltz is covered under another employer’s group policy for such benefits. If, on or following a Change of Control, Mr. Waltz’s employment is Constructively Terminated or involuntarily terminated other than for Cause, death or Total Disability, then provided he signs a release of claims, in addition to the severance benefits provided above, all of his then unvested restricted stock or stock options shall become immediately vested.

Andrew Foster

If, prior to a Change in Control (as defined in the agreement), Mr. Foster is terminated other than for Cause (as defined in the agreement) or as a result of his death or Total Disability (as defined in the agreement) or is Constructively Terminated (as defined in the agreement), then provided he signs a release of claims, Mr. Foster is entitled to severance benefits of (i) cash payments equal to his monthly base salary for a period of one (1) year payable in accordance with the Company’s normal payroll practices, and (ii) company-paid health, dental, and vision insurance coverage for him and his dependents until the earlier of three (3) months following the date of termination or until such time as Mr. Foster is covered under another employer’s group policy for such benefits. If, on or following a Change of Control, Mr. Foster’s employment is Constructively Terminated or involuntarily terminated other than for Cause, death or Total Disability, then provided he signs a release of claims, in addition to the severance benefits provided above, all of his then unvested restricted stock or stock options shall become immediately vested.

Sanjeev Gupta

If, prior to a Change in Control (as defined in the agreement), Mr. Gupta is terminated other than for Cause (as defined in the agreement) or as a result of his death or Total Disability (as defined in the agreement) or is Constructively Terminated (as defined in the agreement), then provided he signs a release of claims, Mr. Gupta is entitled to severance benefits of (i) cash payments equal to his monthly base salary for a period of one (1) year payable in accordance with the Company’s normal payroll practices, and (ii) company-paid health, dental, and vision insurance coverage for him and his dependents until the earlier of three (3) months following the date of termination or until such time as Mr. Gupta is covered under another employer’s group policy for such benefits. If, on or following a Change of Control, Mr. Gupta’s employment is Constructively Terminated or involuntarily terminated other than for Cause, death or Total Disability, then provided he signs a release of claims, in addition to the severance benefits provided above, all of his then unvested restricted stock or stock options shall become immediately vested.

34

GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE REPORT

The following is the report of the Governance, Compensation and Nominating Committee of the Board of Directors.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate filings made by the Company, including this proxy statement, in whole or in part, the following Governance, Compensation and Nominating Committee Report shall not be deemed to be “soliciting material” or to be incorporated by reference into any prior or future filings made by the Company.

The Governance, Compensation and Nominating Committee has reviewed and discussed the foregoing Executive Compensation section with management, and based on that review and discussion, the Governance, Compensation and Nominating Committee recommended to the Board that the foregoing Executive Compensation section be included in our Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s proxy statement for the 2022 Annual Meeting of Stockholders.

Respectfully submitted,

Governance, Compensation and Nominating Committee

Lydia I. Beebe (Chair)
Francis P. Barton
John R. Block

35

EQUITY COMPENSATION PLANS

On April 29, 2019, the Aemetis 2019 Stock Plan was approved by stockholders of the Company (as amended with the approval of the stockholders of the Company on August 26, 2022, the “ 2019 Stock Plan”). The 2019 Stock Plan permits the grant of Incentive Stock Options, Non-Statutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine in its discretion. The 2019 Stock Plan’s term is 10 years and supersedes all prior plans. The 2019 Stock Plan authorized the issuance of 200,000 shares of common stock for the 2019 calendar year, in addition to permitting transferring and granting any available and unissued or expired options under the Amended and Restated 2007 Stock Plan in an amount up to 177,246 options. With the approval of the 2019 Stock Plan, the Zymetis 2007 Stock Plan and the Amended and Restated 2007 Stock Plan (collectively, the “Prior Plans”) were terminated and no further options may be granted under either Prior Plan. However, any options granted prior to the 2019 Stock Plan was approved will remain outstanding and can be exercised, and any expired options will be available to grant under the 2019 Stock Plan.

The Company’s shareholders approved the Company’s 2007 Stock Plan at the Company’s 2010 Annual Shareholders Meeting. The Company’s shareholders further approved an amendment to the 2007 Stock Plan at the 2015 Annual Shareholders Meeting to extend its term and increase the number of shares automatically added to the shares reserved for issuance thereunder each year. On July 1, 2011, the Company acquired the 2006 Stock Plan pursuant to the acquisition of Zymetis, Inc. and gave Zymetis, Inc. option holders the right to convert shares of Zymetis, Inc. into the Company’s common stock pursuant to the terms provided in the 2006 Stock Plan. During 2015, the Company established an Equity Inducement plan pursuant to which 100,000 shares were made available specifically to attract human talent. The following table provides information about the Prior Plans and the compensatory warrants and options as of December 31, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)

Aemetis 2019 Stock Plan Approved by Shareholders	2,715,476	$2.80	43,334
Aemetis Amended & Restated 2007 Stock Plan Approved by Shareholders	1,348,421	$1.11	-
Equity in the form of warrants Approved by Shareholders	55,000	$2.59	-
Equity in the form of options issued to new hire employees not approved by security holders	-	-	100,000
Total	4,118,897		143,334

(1)	Amount consists of shares available for future issuance under the Prior Plans.

36

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 28, 2022, regarding the beneficial ownership of each class of our voting stock, including (a) each stockholder who is known by the Company to own beneficially in excess of 5% of each class of our voting stock; (b) each director; (c) the Company’s named executive officers; and (d) the Company’s executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership of common stock is based upon 34,111,509 shares of common stock outstanding as of March 28, 2022. The percentage of beneficial ownership of Series B preferred stock is based upon 1,270,061 shares of Series B preferred stock outstanding as of March 28, 2022. Unless otherwise identified, the address of the directors and officers of the Company is 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014.

	Common Stock		Series B Preferred Stock
Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class	Amount and Nature of Beneficial Ownership	Percentage of Class
Officers & Directors
Eric A. McAfee (1)	2,837,136	8.32%	-	*
Francis Barton (2)	403,323	1.18%	-	*
Lydia I. Beebe (3)	327,268	*	-	*
John R. Block (4)	421,627	1.24%	-	*
Naomi L. Boness (5)	75,421	*	-	*
Timothy Simon (6)	16,621	*
Andrew Foster (7)	130,834	*	-	*
Sanjeev Gupta (8)	350,000	14.34%
Todd A. Waltz (9)	677,522	1.99%	-	*
All officers and directors as a group (7 Persons)	5,239,752	14.34%	-	*
5% or more Holders
BlackRock, Inc. (10)	2,986,931	8.76%	-	*
55 East 52nd Street New York, NY 10055
AllianceBernstein L.P. (11)	2,078,327	6.09%	-	*
1345 Avenue of the Americas New York, NY 10105
State Street Corporation (12)	1,823,083	5.34%	-	*
State Street Financial Center 1 Lincoln Street Boston, MA 02111
Encompass Capital Advisors LLC (13)	1,817,716	5.33%	-	*
200 Park Avenue, 11th Floor New York, NY 10166
Mahesh Pawani	53,536	*	400,000	31.49%
Villa No. 6, Street 29, Community 317, Al Mankhool, Dubai, United Arab Emirates
Frederick WB Vogel	44,068	*	350,000	27.56%
1660 N. La Salle Drive Chicago, IL 60614

———————

*	Less than 1%
(1)

Includes 2,781,548 shares held by McAfee Capital, LLC, a company owned by Mr. McAfee. McAfee Capital has directly or indirectly pledged all of these shares as security for Third Eye Capital debt arrangements. Additionally, Mr. McAfee holds 55,588 shares directly.

(2)	Includes 34,823 shares held by Mr. Barton, 353,500 shares issuable pursuant to options exercisable within 60 days of March 28, 2022, and 15,000 common stock warrants fully exercisable.
(3)	Includes 137,268 shares held by Ms. Beebe, 190,000 shares issuable pursuant to options exercisable within 60 days of March 28, 2022.
(4)	Includes 54,627 shares held by Mr. Block, 357,000 shares issuable pursuant to options exercisable within 60 days of March 28, 2022, and 10,000 common stock warrants fully exercisable.
(5)	Includes 16,671 shares held by Ms. Boness, 58,750 shares issuable pursuant to options exercisable within 60 days of March 28, 2022.
(6)	Includes 15,371 shares held by Mr. Simon, 1,250 shares issuable pursuant to options exercisable within 60 days of March 28, 2022.
(7)	Includes 130,834 shares issuable pursuant to options exercisable within 60 days of March 28, 2022.
(8)	Includes 330,000 shares issuable pursuant to options exercisable within 60 days of July 6, 2021, and 20,000 common stock warrants fully exercisable..
(9)	Includes 167,940 shares held by Mr. Waltz, 509,582 shares issuable pursuant to options exercisable within 60 days of March 28, 2022.
(10)

BlackRock, Inc. has sole voting power with respect to 2,953,542 shares of common stock and sole dispositive power with respect to 2,986,931 shares of common stock. The information regarding these shares is based solely on a Schedule 13G filing made by BlackRock, Inc. with the SEC on February 4, 2022.

(11)

AllianceBernstein L.P. has sole voting power with respect to 1,713,694 shares of common stock and sole dispositive power with respect to 2,078,327 shares of common stock. The information regarding these shares is based solely on a Schedule 13G filing made by AllianceBernstein L.P. with the SEC on February 14, 2022.

(12)

State Street Corporation has shared voting power with respect to 1,796,185 shares of common stock and shared dispositive power with respect to 1,823,083 shares of common stock. The information regarding these shares is based solely on a Schedule 13G filing made by State Street Corporation with the SEC on February 9, 2022.

(13)

Encompass Capital Advisors LLC and Todd J. Kantor have shared voting power with respect to 1,817,716 shares of common stock and shared dispositive power with respect to 1,817,716 shares of common stock. The information regarding these shares is based solely on a Schedule 13G/A filing jointly made by Encompass Capital Advisors LLC and Todd J. Kantor with the SEC on February 15, 2022. The address of the principal business office of Todd J. Kantor is c/o Encompass Capital Advisors LLC, 200 Park Avenue, 11th Floor, New York, New York 10166.

37

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based upon a review of those forms and representations regarding the need for filing Form 5, we believe during the year ended December 31, 2021 that each of our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, except for one late filing for Eric McAfee’s grant of restricted stock on November 18, 2021. Additionally, corrections were made to Form 3 and Form 4, initially filed on time, and subsequently corrected for disclosure of the sales in the appropriate table and for reporting of the underlying acquisition of Company’s stock through option exercise associated with the prior reported sale.

In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to the Company during and with respect to fiscal year 2021 and the written representations of its directors and executive officers.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following are transactions entered into in fiscal years 2021 and 2020 and any currently proposed transaction, (i) in which the Company was or is to be a participant, (ii) the amount involved exceeds $120,000, and (iii) in which any director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

The Audit Committee is responsible for reviewing and approving in advance any proposed related person transactions. The Governance, Compensation and Nominating Committee is also responsible for reviewing the Company’s policies with respect to related person transactions and overseeing compliance with such policies.

The Company owes Eric McAfee, the Company’s Chairman and CEO, and McAfee Capital LLC (“McAfee Capital”), owned by Eric McAfee, $0.4 million in connection with employment agreements and expense reimbursements. The balance accrued related to these employment agreements was $1.1 million as of December 31, 2020. For the years ended December 31, 2021, 2020, and 2019, the Company expensed $15 thousand, $23 thousand, and $36 thousand, to reimburse actual expenses incurred by McAfee Capital and related entities. The Company previously prepaid $0.2 million to Redwood Capital, a company controlled by Eric McAfee, for the Company’s use of flight time on a corporate jet. As of December 31, 2021, $0.1 million remained as a prepaid expense. As of December 31, 2021, one executive owes the Company $106 thousand related to stock option exercises. This was repaid in January 2022.

On May 7, 2020, the Audit Committee of the Company approved a guarantee fee of 0.1% quarterly on the outstanding balance of Third Eye Capital Notes or $0.6 million. On November 4, 2021, the Audit Committee of the Company approved a guarantee fee of $0.4 million. The balance of $0.3 million and $0.8 million, for guaranty fees, remained as an accrued liability as of December 31, 2021 and 2020, respectively. On January 12, 2022, the Audit Committee of the Company approved a one-time guarantee fee of $2.0 million to McAfee Capital in connection with McAfee Capitals extension of certain guarantees of the Company’s indebtedness with Third Eye Capital.

The Company owed its non-employee directors of the Board amounts totaling $0.2 million and $1.2 million as of December 31, 2021 and December 31, 2020, for each period, in connection with board compensation fees, which are included in accounts payable on the balance sheet. During the year ended December 31, 2021 the company issued $0.9 million of restricted stock awards to pay off outstanding accounts payable owed to members of the Board. The normal cash compensation described under Director Compensation was not paid in prior years to allow the Company to conserve cash and invest in its operations. During 2021, restricted stock was granted to non-employee directors with an aggregate value of $894 thousand to reimburse non-employee directors for the unpaid cash compensation.

We employ Mr. Adam McAfee as our Vice President, Finance at the base salary of $180,000. Mr. Adam McAfee is the brother of Mr. Eric McAfee, our Chief Executive Officer and Chairman of the Board. Mr. Adam McAfee received total compensation of $352,876, including stock options with a grant date fair value of $154,450, during the fiscal year 2021 and of $227,874, including stock options with a grant date fair value of $33,448, during the fiscal year 2020.

We employ Mr. Spencer Petty in our Sales and Marketing group at the base salary of $115,200. Mr. Petty is the son-in-law of Mr. Eric McAfee, our Chief Executive Officer and Chairman of the Board. Mr. Petty received total compensation of $282,133, including stock options with a grant date fair value of $185,300, during the fiscal year 2021 and of $42,000, including stock options with a grant date fair value of $0, during the fiscal year 2020.

38

OTHER MATTERS

Management does not know of any matter to be brought before the Annual Meeting, other than the matters described in the Notice of Annual Meeting accompanying this Proxy Statement. The persons named in the form of proxy solicited by the Board will vote all proxies which have been properly executed, and if any matters not set forth in the Notice of Annual Meeting are properly brought before the meeting, such persons will vote thereon in accordance with their best judgment.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, a householding notice will be sent to stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials, and they will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.

If any stockholders in your household wish to receive a separate annual report and a separate proxy statement, they may call our Corporate Secretary, Todd Waltz, at (408) 213-0940 or write to Aemetis, Inc. at 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014. They may also send an email to our Corporate Secretary at twaltz@aemetis.com. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations at 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014, Attention: Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS

Todd Waltz

Corporate Secretary

Aemetis, Inc.

April 5, 2022